State of Delaware
Secretary of State
Division of Corporations
Delivered 01:43 PM 09/30/2025
FILED 01:43 PM 09/30/2025
SR 20254130357 - File Number 10350059

STATE OF DELAWARE
CERTIFICATE OF CORRECTION

The corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1. The name of the corporation is Varsal Tech, Inc.

2. A Certificate of Incorporation was filed by the Secretary of State of Delaware on September 30, 2025. Said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3. The inaccuracy or defect of said Certificate is as follows:
Article 4 incorrectly stated the number of authorized shares. This was a clerical error

4. Article 4 of the Certificate is corrected to read as follows:
The corporation is authorized to issue capital stock to the extent of:
50,000,000 Class A Stock with Par Value of $0 001 Per Share
50,000,000 Class B Stock with Par Value of $0.001 Per Share

By: ______________________
Authorized Officer

Name: Donald J. Hart, Jr., Incorporator
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